Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 70 to the Registration Statement No. 033-17704 on Form N-1A of our report dated February 14, 2019 relating to the financial statements and financial highlights of VIP Bond Index Portfolio, a fund of Variable Insurance Products Fund V, for the year ended December 31, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 29, 2019